I. INTRODUCTION

The Code of Ethics (the "Code") is designed to reinforce Pelagos Capital Management s values, including integrity, and sets forth procedures and limitations which govern the personal securities transactions of every Pelagos member or employee.

We have developed this Code to promote the high standards of behavior and ensure compliance with applicable laws.

Employees must read the Code and comply with it. Failure to comply with the provisions of the Code may result in sanctions including, but not limited to: disgorgement of profits, dismissal, substantial personal liability and referral to law enforcement agencies or other regulatory agencies. Employees should retain a copy of the Code in their records for future reference. Any questions regarding the Code should be directed to the Pelagos Compliance Officer.

General Principles

Each Pelagos employee is responsible for maintaining the very highest ethical standards when conducting business. More specifically, this means:

• Each employee has a duty at all times to place the interests of our clients first;

• All personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid abuse of the employee's position of trust and responsibility; and • No employee should take inappropriate advantage of his/her position or engage in any fraudulent or manipulative practice with respect to our clients' accounts.

II. APPLICABILITY

Pelagos Members and Employees

This Code is applicable to all Pelagos members and employees. Additionally, each new employee s offer letter will include a copy of the Code of Ethics and a statement advising the individual that he/she will be subject to the Code of Ethics if he/she accepts the offer of employment.

Family Members and Related Parties

The Code applies to the accounts of the employee, his/her spouse or domestic partner, his/her minor children, his/her adult children living at home, and any relative, person or entity for whom the employee directs the investments. Joint accounts will also need to be included if a Pelagos employee is one of the joint account holders.

Contractors, Consultants, and Interns

Each Pelagos contractor/consultant/temporary employee/intern contract will include the Code as an addendum, and each contractor/consultant/temporary employee will be required to sign an acknowledgement that he/she has read the Code and will abide by it except for the pre-clearance and reporting provisions.

Investment Clubs

An employee who is a member of an investment club is subject to the pre-clearance and reporting requirements of the Code with respect to the transactions of the investment club. Additionally, memberships in Investment Clubs will require prior approval of the Compliance Officer.

III. KEY DEFINITIONS

BENEFICIAL OWNERSHIP

For purposes of the Code, "Beneficial Ownership" shall be interpreted in the same manner as it would be in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 ("Exchange Act") in determining whether a person is subject to the provisions of Section 16 under the Exchange Act and the rules and regulations there-under.

A summary of Rule 16a-1(a)(2) is available through the Pelagos Compliance Officer

COVERED SECURITIES

For purposes of the Code, “Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940 ("1940 Act"). This definition of “Security” includes, but is not limited to: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificates of interest or participation in any profit-sharing agreement, any put, call, straddle, option or privilege on any Security or on any group or index of Securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency. Further, for the purpose of the Code, “Security” shall include any commodity contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indices.

Covered securities will also include mutual funds and exchange traded funds (“ETFs”) advised or sub-advised by Pelagos or any equivalents in local non-US jurisdictions, single stock futures and both the U.S. Securities and Exchange Commission ("SEC") and Commodity Futures Trading Commission ("CFTC") regulated futures. Also, given the nature of Pelagos strategy, any ETF or mutual fund held in a client portfolio will be considered a covered security, subject to pre-clearance and reporting requirements.

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“Security” shall not include direct obligations of the government of the United States or any other sovereign country or supra-national agency, bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and variable and fixed insurance products.

IV. PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

Unless the investment type is exempted for pre-clearance purposes, all employees must request and receive pre-clearance prior to engaging in the purchase or sale of a security. Although a request may need to be pre-cleared, it may be subject to the de minimis exception which would permit a trade to be automatically pre-approved due to its size. All pre-clearance requests will be made by submitting a Pre-Trade Authorization Form (“PTAF”) to the Compliance Officer.

Pre-clearance approval is only good until midnight local time of the day when approval is obtained. "Good-till-cancelled" orders are not permitted. "Limit" orders must receive pre-clearance every day the order is open.

As there could be many reasons for pre-clearance being granted or denied, employees should not infer from the pre-clearance response anything regarding the security for which pre-clearance was requested.

De Minimis Exception

Employee transactions effected pursuant to the de minimis exception are not subject to the pre-clearance and reporting requirements of the Code. A “de minimis transaction” is a personal trade that meets the following conditions: A transaction of less than US $20,000 or the local country equivalent, 2,000 shares or units, and not more than 1% of the average daily trading volume in the security for the preceding 5 trading days. The de minimus provision would not apply to a portfolio manager or trader who knows that a specific client account is planning to or currently trading in the proposed security.

Exempted Securities

Pre-clearance by employees is not required for the following transactions:

• Transactions made in an account where the employee pursuant to a valid legal instrument has given full investment discretion to an unaffiliated/unrelated third party;

• Purchases or sales of direct obligations of the government of the United States or other sovereign government or supra-national agency, high quality short-term debt instruments, bankers acceptances, certificates of deposit ("CDs"), commercial paper, repurchase agreements, and securities issued by open-end investment companies (e.g., mutual funds) not advised or sub-advised by Pelagos;

• Automatic investments in programs (i.e. company-sponsored stock purchase programs) where the investment decisions are non-discretionary after the initial selections by the account owner (although the initial selection and all manual security sales require pre-clearance);

  Investments in dividend reinvestment plans;
  Purchases or sales of variable and fixed insurance products;
  Exercised rights, warrants or tender offers;
  General obligation municipal bonds, transactions in Employee Stock Ownership Programs (“ESOPs)

(although any manual sale of shares accumulated in such an employee program would be subject to pre-clearance), and Share Builder and similar services; and

• Securities received via a gift or inheritance.

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V. RESTRICTIONS

BLACKOUT PERIODS

Employees may not trade in a covered security on any day that a client account/fund has a pending buy or sell order in the same covered security.

An employee may not buy or sell a covered security that a client account/fund has traded within 7 calendar days on either side of the fund s/ account s execution date.

With regards to trading in ETFs or ETNs in personal accounts above the de minimis provision and after three consecutive denied requests via a PTAF, an employee or member can request a special exception to the blackout periods by submitting a written request to the Compliance Officer. The Compliance Officer will investigate the trade and after determining that there are no appearances of impropriety (i.e. frontrunning, etc.) can grant a special exception allowing the trade to go through.

INDIVIDUAL STOCKS

Employees are prohibited from buying listed stocks in their personal accounts after joining Pelagos. Stock holdings accumulated prior to joining Pelagos are allowed to be held indefinitely in personal accounts. There is an exception to this rule for current employees and their spouses and/or children who receive stock through inheritance or who participate in company-sponsored stock purchase programs. In any of these instances however, the securities are subject to the reporting requirements of the Code and any sales are subject to the pre-clearance requirements of this Code.

INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS

Employees are prohibited from acquiring securities through an allocation by the underwriter of an initial public offering ("IPO"). There is an exception for a situation where the spouse/domestic partner, with prior written disclosure to and written approval from a Compliance Officer in the office where the staff member is principally employed, could acquire shares in an IPO of his/her employer.

In addition, employees are prohibited from purchasing securities in a private offering unless the purchase is approved in writing by a Compliance Officer. Private placements include certain co-operative investments in real estate, commingled investment vehicles such as hedge funds, and investments in family owned businesses. Time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

OPTIONS

Employees are prohibited from buying or selling options in their personal accounts. There is an exception for employees who have received options from a prior employer. In those instances, the exercising or selling of options received from the prior employer is subject to the pre-clearance and reporting requirements of this Code.

MUTUAL FUNDS

Pelagos employee investments in any mutual funds that are advised or sub-advised by Pelagos or certain affiliates are subject to a ninety (90) calendar day holding period. These transactions are also subject to the pre-clearance and reporting requirements of this Code.

The current list of Pelagos and certain affiliates „advised and sub-advised mutual funds is maintained by the Compliance Officer.

EXCHANGE TRADED FUNDS (“ETF”) OR MUTUAL FUNDS HELD IN PELAGOS CLIENT

PORTFOLIOS

Any ETFs or mutual funds held in a Pelagos client portfolio can also be held by employees directly, but these securities will be considered covered securities, subject to pre-clearance and reporting requirements.

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SHORT-TERM TRADING AND OTHER RESTRICTIONS

The following restrictions apply to all securities transactions by employees:

• Short-Term Trading. Employees are prohibited from the purchase and sale or sale and purchase of the same securities within sixty (60) calendar days. Mutual funds advised or sub-advised by Pelagos or certain affiliates are subject to a ninety (90) day holding period.

• Excessive Trading. While active personal trading may not in and of itself raise issues under applicable laws and regulations, we believe that a very high volume of personal trading can be time consuming and can increase the possibility of actual or apparent conflicts with portfolio transactions. Accordingly, an unusually high level of personal trading activity is strongly discouraged and may be monitored by the Compliance Officer to the extent appropriate for the category of person, and a pattern of excessive trading may lead to the taking of appropriate action under the Code.

• Front Running. Employees may not engage in "front running," that is, the purchase or sale of securities for their own accounts on the basis of their knowledge of Pelagos trading positions or plans. This includes any ETFs that Pelagos employs to implement client portfolios.

• Material Nonpublic Information. Employees possessing material nonpublic information regarding any issuer of securities must refrain from purchasing or selling securities of that issuer until the information becomes public or is no longer considered material.

• Shorting of Securities. Employees may not engage in the practice of shorting securities in their personal accounts.

VI. REPORTING REQUIREMENTS

All Covered Securities are subject to the reporting requirements of the Code except the following:

  Direct Obligations of any sovereign government or supra-national agency;
  Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

  Shares issued by open-end mutual funds not advised or sub-advised by Pelagos or its affiliates;
  Shares of ETFs not held in Pelagos client portfolios (for a full list of ETFs held by Pelagos in client portfolios, please see the Compliance Officer);

  Investments in dividend reinvestment plans; and
  Variable and fixed insurance products.

IRC 401(k) plans are also exempt from the reporting requirements except: (i) self-directed brokerage accounts and (ii) investments in company stock. Employees must report holdings of or transactions in ESOPs or pension or retirement plans if they have a direct or indirect Beneficial Ownership interest in any Covered Securities held by the plan.

Additionally, securities received via a gift or inheritance are required to be reported, but are not subject to the pre-clearance requirements of the Code upon receipt. They are however subject to pre-clearance upon sale after the inherited securities are received.

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a. Initial Holdings Reports

Within ten (10) calendar days of being hired by Pelagos, each employee must provide the Compliance Officer with a statement of all securities holdings and brokerage accounts. More specifically, each employee must provide the following information:

• The title, number of shares and principal amount of each Security in which the employee had any direct or indirect Beneficial Ownership when the person became an employee; • The name of any broker, dealer or bank with whom the employee maintained an account in which any securities were held for the direct or indirect benefit of the employee as of the date the person became an employee; and

  The date the report is submitted by the employee.
  Duplicate Statements and Confirmations

Upon Pelagos employment and for any accounts opened during employment, an employee must instruct his/her broker-dealer, trust account manager or other entity through which he/she has a securities trading account to send directly to the Compliance Officer:

  Trade confirmation summarizing each transaction; and
  Periodic statements.

This applies to all accounts in which an employee has direct or indirect Beneficial Ownership.

c. Quarterly Transaction Reports

Each employee is required to submit quarterly his/her Quarterly Securities Report within ten (10) calendar days of each calendar quarter end to the Compliance Officer. A form for making this report will be provided to each employee on a quarterly basis as necessary.

Specific information to be provided includes:

1. With respect to any transaction during the quarter in a Security in which any employee had any direct or indirect Beneficial Ownership:

• The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

  The nature of the transaction, (i.e., purchase, sale, or other type of acquisition or disposition);
  The price of the Security at which the transaction was effected;
  The name of the broker, dealer or bank with or through which transaction was effected; and
  The date that the report is submitted by the employee except if received on a regular basis from the employee s custodian or broker-dealer.

2. With respect to any account established by the employee in which any securities were held during the quarter for the direct or indirect benefit of the employee:

  The name of the broker, dealer, or bank with which the employee established the account;
  The date the account was established; and
  The date the report is submitted by the employee.
  Annual Holdings Reports

Each employee is required to submit annually (i.e., once each and every calendar year) a list of holdings, which is current as of a date no more than thirty (30) days before the report is submitted. In addition, each employee is required to certify annually that he/she has reviewed and understands the provisions of the Code. Forms for making these reports will be provided to each employee on an annual basis, if needed.

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Specific information to be provided includes:

• The title, number of shares and principal amount of each Covered Security in which the employee had any direct or indirect beneficial ownership;

• The name of any broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee; and

  The date that the report is submitted by the employee.
  STANDARD OF CONDUCT

PERSONAL TRADING

All members and employees are expected to fully disclose their personal holdings in order for the Compliance procedures of Pelagos to remain effective in protecting the interests of our clients. Personal trading in any account should be done in a manner that does not disadvantage or harm our client accounts in any way. If a situation arises where it becomes difficult to determine if a personal trade could harm or disadvantage a client account, employees and members are expected to consult with the Compliance Officer prior to executing a trade. The conduct of Pelagos employees should always underscore the need to keep client interests ahead of their own.

PROTECTING CONFIDENTIAL INFORMATION

Employees may receive information about their clients and other parties that, for various reasons, should be treated as confidential. All employees are expected to strictly comply with measures necessary to preserve the confidentiality of the information.

Insider Trading and Tipping

The misuse of material nonpublic information, or inside information, constitutes a fraud under the securities laws of the United States and many other countries. Fraudulent misuse of inside information includes buying or selling securities while in possession of material nonpublic information for an employee or employee-related account, a proprietary account or for the account of any client. Fraudulent misuse of inside information also includes disclosing or tipping such information to someone else who then trades on it, or using such information as a basis for recommending the purchase or sale of a security. Information is material when it has market significance and there is a likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities of the company involved. It is nonpublic if it has not been broadly disseminated.

In no event, may any employee who receives inside information use that information to trade or recommend securities affected by such information for personal benefit, the benefit of Pelagos or any affiliate or the benefit of a third party. More specifically:

• No employee may, while in possession of inside information affecting a security, purchase or sell such security for the account of such employee, a client or any other person or entity.

• No employee may disclose inside information to any person outside of Pelagos. However, discussions with legal counsel and disclosures authorized by the client in furtherance of a related project or transaction are permitted.

• No employee may recommend or direct the purchase from or sale of a security to anyone while in the possession of inside information, however obtained.

GIFTS AND ENTERTAINMENT

All employees are required to follow the following provisions:

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• Employees should avoid any excessive or disreputable entertainment that would reflect unfavorably on Pelagos;

  Employees do not offer or accept cash or its equivalent as a gift;
  Employees recognize that promotional gifts such as those that bear the logo of a company's name or that routinely are made available to the general public are generally acceptable business gifts;

• Employees fully, fairly and accurately account on the books and records of Pelagos for any expense associated with a gift or entertainment; and • Employees do not accept any gift or bequest under a will or trust from a customer of Pelagos.

For purposes of the Pelagos Code, the gifts and entertainment limit will be $250 or the local equivalent. In order for an employee to accept a gift above the limit, he/she must obtain prior written approval from the Compliance Officer.

In the case of sports tickets or tickets to shows and other events, employees should look at the face value or fair market value of the tickets in order to comply with the limit. In general, this type of entertainment is considered “reasonable and customary” and is therefore acceptable. The limit should be adhered to in this situation on a per person basis.

In addition, Stephen Burke should be kept abreast of all entertainment and extracurricular activity with the brokers Pelagos trades with.

SERVICE AS A DIRECTOR/OUTSIDE EMPLOYMENT AND ACTIVITIES

All employees are required to comply with the following provisions:

• Employees are to avoid any business activity, outside employment or professional service that competes with Pelagos or conflicts with the interests of Pelagos or its customers.

• An employee is required to obtain the approval of the Compliance Officer before becoming a director, officer, employee, partner or sole proprietor of a "for profit" organization. The request for approval should disclose the name of the organization, the nature of the business, whether any conflicts of interest could reasonably result from the association, whether fees, income or other compensation will be earned and whether there are any relationships between the organization and Pelagos.

• Employees do not accept any personal fiduciary appointments such as administrator, executor or trustee other than those arising from family or other close personal relationships.

• Employees do not use Pelagos resources, including computers, software, proprietary information, letterhead and other property in connection with any employment or other activity outside Pelagos.

• Employees disclose to their Compliance Officer any situation that could present a conflict of interest or the appearance of a conflict with Pelagos and discuss how to control the risk.

When completing their annual certification acknowledging receipt and understanding of the Code of Ethics, Pelagos employees will be asked to disclose all outside affiliations. Any director/trustee positions with public companies or companies likely to become public are prohibited without prior written approval from the Compliance Officer.

VIII. SANCTIONS

Upon discovering a violation of this Code by an employee or his/her family member or related party, the Compliance Officer may impose such sanctions as it deems appropriate, including, among other things, the following:

  A letter of censure to the violator;
  A monetary fine levied on the violator;
  Suspension of the employment of the violator;
  Termination of the employment of the violator;
  Civil referral to the SEC or other civil regulatory authorities determined by Pelagos; or

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• Criminal referral – determined by Pelagos.

Examples of possible sanctions include, but are not limited to:

• A warning letter, with a cc: to the employee s manager, for a first time pre-clearance or reporting violation; • Monetary fines and disgorgement of profits when an employee profits on the purchase of a should not purchase; and • Recommendation for suspension or termination if an employee is a serial violator of the Code.

Appeals Process

If an employee decides to appeal a sanction, he/she should contact the Compliance Officer.

IX. SAMPLE FORMS AND ACKNOWLEDGEMENTS

1) Initial and Annual certification acknowledging receipt of Code
2) Contractor/consultant/temporary employee Code acknowledgement form
3) Initial Holdings Report - Employee/Member Accounts (brokerage, mutual fund, etc.)
4) Quarterly Transaction Reports – Employee/Member Accounts
5) Pre-Trade Authorization Form (“PTAF”)
6) List of affiliates „advised and sub-advised mutual funds
7) Duplicate Statements and Confirmations request letter
8) Annual Holdings Reports

Initial / Annual certification acknowledging receipt of The Pelagos Code of Ethics (Employee/Member Form)

I hereby acknowledge receipt of the Pelagos Capital Management Code of Ethics. I have read the Code and I understand all of the requirements and Limitations that it contains.

This is my:

Initial Annual Year

Receipt/Review of the Pelagos Code.

___________________________________
Print your name

____________________________________
Signature

____________________________________
Date

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Initial / Annual certification acknowledging receipt of The Pelagos Code of Ethics (Consultant / Contractor / Intern Form)

Pelagos Capital Management has adopted a Code of Ethics designed to reinforce Pelagos’ values, including integrity, and sets forth procedures and limitations which govern the personal securities transactions of every Pelagos member or employee. As a consultant / Contractor / Intern, and as long as you are working in the Pelagos office, you are required to read the Code and abide by any of its requirements or Limitations that full time employees and members abide by.

I hereby acknowledge receipt of the Pelagos Capital Management Code of Ethics. I have read the Code and I understand all of the requirements and Limitations that it contains.

This is my:

Initial Annual Year

Receipt/Review of the Pelagos Code.

___________________________________
Print your name

____________________________________
Signature

____________________________________
Date

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Initial Holdings Report

In the table below, please list all of your personal brokerage accounts, mutual fund accounts, and any other financial accounts used to hold personal securities. This report will be used so that the monitoring/Reporting procedures outlined in the Pelagos Code of Ethics can be undertaken.

The following Information is being provided as of ___________________________.

Please supply additional pages if needed. If more than one page is needed, please indicate by checking the box here

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Quarterly Transaction Report

As required by the Pelagos Capital Management Code of Ethics, this form can be used to report any personal securities transactions you had over the past calendar quarter.

Calendar Quarter Ending:

Please choose one of the following:

1)	I did not have any personal securities transactions during the past quarter. I have complied with all aspects of the Pelagos Code of Ethics.
2)	I did have personal securities transactions during the past quarter and all transactions were completed in accordance with the requirements and limitations specified in the code. A list of these transactions is included in the report below:

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By signing below, I am certifying that the information contained in this report is accurate and complete.

___________________________________
Print Name

____________________________________
Signature

____________________________________
Date

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Pre-Trade Authorization Form (“PTAF”)

As a member, employee, intern or consultant, or contractor (if applicable) of Pelagos Capital management, I hereby request authorization to perform the following transaction in my personal account.

I understand that I am subject to the requirements and limitations of the Pelagos Code of Ethics and that this PTAF is being used to report a trade that may potentially create a conflict with a trade in a Pelagos client account.

Proposed Trade:

__________________________________
Print name

__________________________________
Signature

FOR PELAGOS COMPLIANCE OFFICER ONLY

______________________________________________
Signature of Pelgaos Compliance Officer

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List of affiliates’ & advised / sub-advised mutual funds

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Pelagos Capital Management, LLC

[ insert date ]

[ Insert Broker Contact Info ]

RE: Request for Duplicate Confirmations and Statements Name of Employee: [ insert ]

Dear ____________,

Please be advised that ____________, an employee of Pelagos Capital Management, LLC, has our permission to open a cash or margin account with your firm.

Pursuant to the Code of Ethics of Pelagos Capital Management, LLC, Pelagos employees are required to instruct all broker-dealers, with which they have accounts to send duplicate confirmations and statements on any personal transactions in securities, including options on securities.

Please send all duplicate confirmations and statements to the following address:

Pelagos Capital Management, LLC Attn: Stephen Burke One International Place Boston, MA 02110

It you have any question I can reached at 617 310-6531.

Sincerely,

Stephen P. Burke

One International Place, 14th Floor, Boston, Massachusetts 02110

T (617)310-6530

F (617)310-6535

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Pelagos Capital Management
Annual Holdings Report

In the table below, please list all of your personal brokerage accounts, mutual fund accounts, and any other financial accounts used to hold personal securities. This report will be used so that the monitoring/Reporting procedures outlined in the Pelagos Code of Ethics can be undertaken.

The following Information is being provided as of ___________________________.

Please supply additional pages if needed. If more than one page is needed, please indicate by checking the box here

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